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								    EXHIBIT 11

		    THE SOUTHLAND CORPORATION AND SUBSIDIARIES
		  STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
		       (IN THOUSANDS, EXCEPT PER-SHARE DATA)

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		  CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE


								      THREE MONTHS
								     ENDED MARCH 31,
								-----------------------
								    1995         1994
								----------   ----------

Net loss for earnings (loss) per-share calculation.  .  .  .  . $    (962)   $  (8,131)
								==========   ==========

Average number of common shares outstanding .  .  .  .  .  .  .   409,923      409,923
								==========   ==========

Net loss per common share (Primary and Fully Diluted).  .  .  .      $ -         $(.02)
								    ======       ======



					Tab 1
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